CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, NY 10010

United States of America

MORGAN STANLEY & CO. LLC

1585 Broadway Avenue

New York, NY 10036

United States of America

CHINA INTERNATIONAL CAPITAL CORPORATION

HONG KONG SECURITIES LIMITED

29th Floor, One International Finance Centre

1 Harbour View Street

Central, Hong Kong

HAITONG INTERNATIONAL SECURITIES COMPANY LIMITED

22/F, Li Po Chun Chambers

189 Des Voeux Road

Central, Hong Kong

As representatives of the underwriters

VIA EDGAR

May 13, 2019

Ms. Effie Simpson

Ms. Theresa Brillant

Mr. John Stickel

Mr. J. Nolan McWilliams

Office of Transportation and Leisure

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C., 20549

Re:                             Luckin Coffee Inc. (the “Company”)

Registration Statement on Form F-1, as amended (Registration No. 333-230977)

Registration Statement on Form 8-A (Registration No. 001-38896)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness for 4:00 p.m., Eastern Standard Time on May 16, 2019, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that between May 6, 2019 and the date hereof, copies of the Company’s preliminary prospectus dated May 6, 2019 were distributed as follows:

2,287 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

MORGAN STANLEY & CO. LLC

CHINA INTERNATIONAL CAPITAL CORPORATION
HONG KONG SECURITIES LIMITED

HAITONG INTERNATIONAL SECURITIES COMPANY LIMITED

As representatives of the underwriters

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Marc Bernstein
Name:	Marc Bernstein
Title:	Director

Signature Page to Underwriter Acceleration Letter

MORGAN STANLEY & CO. LLC

By:	/s/ Robert Holley
Name:	Robert Holley
Title:	Vice President

Signature Page to Underwriter Acceleration Letter

CHINA INTERNATIONAL CAPITAL CORPORATION
HONG KONG SECURITIES LIMITED

By:	/s/ Qi Shi
Name:	Qi Shi
Title:	Managing Director

Signature Page to Underwriter Acceleration Letter

HAITONG INTERNATIONAL SECURITIES COMPANY LIMITED

By:	/s/ Ho, Kenneth Shiu Pong
Name:	Ho, Kenneth Shiu Pong
Title:	Managing Director

Signature Page to Underwriter Acceleration Letter